Exhibit 99.1

CAI International, Inc. Announces Pricing of Public Offering of Common Stock

SAN FRANCISCO—CAI International, Inc. (NYSE: CAP) today announced the pricing of a public offering of 2,703,360 shares of its common stock at $17.50 per share (before underwriting discounts and commissions), of which 1,351,680 shares are being offered by the Company and 1,351,680 shares of which are being offered by Development Bank of Japan Inc. and Mr. Hiromitsu Ogawa, CAI International’s founder and Chairman. The offering is expected to close on or about December 15, 2010, subject to customary closing conditions. The underwriters will be granted a 30-day option to purchase up to an additional 65,424 shares of common stock from the Company and 340,080 shares of common stock from the selling stockholders to cover over-allotments, if any.

The Company intends to use the net proceeds from the offering for working capital and other general corporate purposes, which may include investment in containers. CAI may also use the net proceeds, or a portion thereof, to repay a portion of its senior secured credit facility, under which $ 205.6 million was outstanding at October 31, 2010. The Company will not receive any proceeds from the sale of shares by the selling stockholders.

Credit Suisse Securities (USA) LLC and Keefe, Bruyette & Woods, Inc. will act as joint book-running managers for the offering and Piper Jaffray & Co. will act as co-lead manager for the offering.

A copy of the prospectus supplement and base prospectus relating to the offering may be obtained by contacting: Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, New York, 10010-3629 (800-221-1037) or Keefe, Bruyette & Woods, Inc., 787 Seventh Ave., 4th Floor, New York, N.Y. 10022 (800-966-1559).

The offering is being made pursuant to a shelf registration statement that was filed with and declared effective on September 29, 2010 by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CAI International, Inc.

CAI International, Inc. is one of the world’s leading managers and lessors of intermodal freight containers. As of September 30, 2010, CAI International operated a worldwide fleet of 799,500 TEUs of containers through 12 offices located in 10 countries.